EXHIBIT 5.1


                               GREENBERG TRAURIG
                                  [LETTERHEAD]



                                         July 11, 1997

Sano Corporation
3250 Commerce Parkway
Miramar, Florida 33025

         Re:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as counsel to Sano Corporation, a Florida corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, with respect to 1,200,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), which may be sold from time to time by the certain shareholders of the Company (the "Selling Shareholders") named therein. All Shares to be sold by the Selling Shareholders are issued and outstanding.

         In connection with the Registration Statement, we have examined, considered and relied upon the following documents (collectively, the "Documents"): the Registration Statement; the Common Stock Purchase Agreement, dated as of July 1, 1997, between the Company and the Selling Shareholders; the Placement Agent Agreement, dated as of July 1, 1997, between the Company and Dillon Read & Co. Inc.; the Private Placement Offering Memorandum, dated as of June 26, 1997; the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and corporate minute book; a certificate of good standing of the Company issued as of July 9, 1997, by the Secretary of State of the State of Florida; and such matters of law as we


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Sano Corporation
July 11, 1997
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have considered necessary or appropriate for the expression of the opinions contained herein.

         In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions expressed herein, we have relied upon the representations and warranties of the Company and the Selling Shareholder made in the Documents.

         Based solely upon and subject to the Documents, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

         Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited to matters about which we have been consulted. Consequently, there exist matters of a legal nature involving the Company in which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention or any change in law that may occur or become effective at a later date.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus contained in the Registration Statement.

         Marc Watson, Chairman of the Board and a director of the Company is of counsel to this firm.

                                                       Very truly yours,

                                              GREENBERG, TRAURIG, HOFFMAN,
                                              LIPOFF, ROSEN & QUENTEL, P.A.


                                              By:   /s/ GARY M. EPSTEIN
                                                 ----------------------------
                                                       Gary M. Epstein